CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-218017 on Form S-8 of our report dated March 1, 2018, relating to the consolidated financial statements and financial statement schedule of Playa Hotels & Resorts N.V. appearing in this Annual Report on Form 10-K of Playa Hotels & Resorts N.V. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
McLean, VA
March 1, 2018